AMENDMENT TO PARTICIPATION AGREEMENT

Regarding

RULES 30e-3 and 498A

This Amendment (the “Amendment”) is entered into as of January 11, 2023 (the “Effective Date”), by and among Transamerica Life Insurance Company (the “Company”), on its own behalf and on behalf of each separate account of the Company as set forth in the Fund Participation Agreement, as may be amended from time to time (individually and collectively, the “Accounts”), American Funds Insurance Series (“Series”), and Capital Research and Management Company (“CRMC”) (collectively, the “Parties”).

RECITALS

WHEREAS, Transamerica Premier Life Insurance Company (“TPLIC”) was merged into the Company effective October 1, 2020;

WHEREAS, Transamerica Advisors Life Insurance Company (“TALIC”) was merged into the Company effective July 1, 2019;

WHEREAS, the Company entered into a participation agreement with Series and CRMC, dated January 28, 2005; TPLIC entered into a participation agreement with Series and CRMC, dated January 28, 2005; and TALIC entered into a participation agreement with Series and CRMC, dated March 4, 2005 (collectively, the “Fund Participation Agreement”);

WHEREAS, pursuant to the Fund Participation Agreement among the Parties, the Company invests in shares of certain of the portfolios of the Series (the “Portfolios”) as a funding vehicle for the Accounts that issue variable annuity and/or life insurance separate contracts (the “Contracts”) to persons that are registered owners of such Contracts on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company, on behalf of the Accounts, has certain obligations pursuant to Rule 30e-2 under the 1940 Act to deliver Fund shareholder reports to Contract Owners, which obligations may be satisfied by compliance with Rule 30e-3 under the 1940 Act (“Rule 30e-3”);

WHEREAS, the Company intends to comply with the requirements, terms and conditions of Rule 30e-3 in order to satisfy its obligation to deliver Fund shareholder reports to Contract Owners, including hosting the website of certain fund material required by Rule 30e-3;

WHEREAS, CRMC intends to host and maintain a public website to house the Fund Documents (as defined below);

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act [“Rule 498A”]) for the Portfolios be delivered to Contract Owners under certain circumstances;

WHEREAS, the Parties intend to meet any such Portfolio Statutory Prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that some of the Fund Documents be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Contracts, and the Company intends to host said website; and

WHEREAS, the Company cannot host such website in compliance with Rules 30e-3 and 498A unless Series and CRMC prepare and provide the Fund Documents that are specified in Rules 30e-3 and 498A.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, Series, and CRMC hereby agree to supplement and amend the Fund Participation Agreement as follows:

1.	Provision of Fund Documents; Website Posting.

(a)	Fund Documents. Series and CRMC are responsible for preparing and providing the following “Fund Documents,” as specified in paragraph (b)(1) of Rule 30e-3 and paragraph (j)(1)(iii) of Rule 498A:

(i)	Summary Prospectus for the Portfolios;

(ii)	Statutory Prospectus for the Portfolios;

(iii)	Statement of Additional Information (“SAI”) for the Portfolios;

(iv)

Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolios (referred to in Rule 30e- 3 as the “Current” and “Prior” Report to Shareholders, together the “Shareholder Reports”);

(v)	Complete Portfolio Holdings from Shareholder Reports Containing a Summary Schedule of Investments; and

(vi)	Portfolio Holdings for Most Recent First and Third Fiscal Quarters (together with the complete portfolio holdings specified in (v) above, the “Portfolio Holdings”.

(b)	Deadline for Providing, and Current-ness of, Fund Documents.

(i)

Series and CRMC shall provide the Summary Prospectus, Statutory Prospectus, and SAI for the Portfolios to the Company, or its designee, on a timely basis to facilitate the required website posting, and provide updated versions as necessary, in order to facilitate a continuous offering of the securities and the Contracts; and

(ii)

Series and CRMC shall provide the Shareholder Reports and Portfolio Holdings on a timely basis (to facilitate the required website posting) but no later than 15 business days before the date each time that the Required Materials are required to be posted by Rule 30e-3.

(c)

Format of Fund Documents. Series and CRMC shall provide the Fund Documents to the Company, or its designee, in an electronic format that is suitable for website posting, and in a format, or formats, that:

(i)	Are both human-readable and capable of being printed on paper in human-readable format (in accordance with paragraphs (b)(3) of Rule 30e-3 and paragraph (h)(2)(i) of Rule 498A);

(ii)

Permit persons accessing the Statutory Prospectus and SAI to move directly back and forth between each section heading in a table of contents of such a document and the section of the document referenced in that section heading (that is, these documents must include linking, in accordance with paragraph (h)(2)(ii) of Rule 498A); and

(iii)

Permit persons accessing the Fund Documents to permanently retain, free of charge, an electronic version of such materials that meet the requirements of subparagraphs (h)(2)(i) and (ii) of Rule 498A (in accordance with paragraph (h)(3) of Rule 498A).

(d)

Website Hosting. The Company shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Fund Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph, provided that Series and CRMC fulfill their obligations under this Amendment. The Company may engage a third party to host and maintain the website as specified above.

(e)	Use of Summary Prospectuses.

(i)

The Company shall ensure that an Initial Summary Prospectus is used for each currently offered Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A.

(ii)	Series and CRMC shall ensure that a Summary Prospectus is used for the Portfolios, in accordance with paragraph (j)(1)(ii) of Rule 498A.

(f)	Website Hosting and Notice Fee (Expense Allocation).

(i)	Expenses shall be borne by the Parties hereto in accordance with the terms of Sections 9 and 10 and Article V of the applicable Fund Participation Agreement(s).

(ii)

CRMC shall, at its sole cost and expense, host and maintain a website (the “Fund Document Website”), on which it will make available to the Company, free of charge, the Fund Documents in accordance with the terms hereof. For the avoidance of doubt, the hosting and maintenance by CRMC of the Fund Document Website, including the timely posting of Fund Documents to the Fund Document Website for access by the Company, shall constitute full and complete compliance by Series with its obligations under Section 1 of this Amendment.

2.

Content of Fund Documents. Series and CRMC shall be responsible for the content and substance of the Fund Documents as provided to the Company, including, but not limited to, the accuracy and completeness of the Fund Documents. Without limiting the generality of the foregoing in any manner, Series and CRMC shall be responsible for ensuring that the Fund Documents as provided to the Company:

(a)	Meet the applicable standards of the 1933 Act, the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

(b)

Do not contain any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3.	Provision of Fund Documents for Paper Delivery. Series and CRMC shall:

(a)

At their expense, as the Company may reasonably request from time to time, provide the Company with sufficient paper copies of the then current Fund Documents, so that the Company may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from Contract Owners (see paragraphs (e) and (f) of Rule 30e-3 and paragraphs (i)(1) and (j)(3) of Rule 498A). Such Company requests shall be fulfilled reasonably promptly.

(b)

Alternatively, if requested by the Company in lieu thereof, Series and CRMC or its designee shall provide such electronic or other documentation (including “camera ready” copies of the current Fund Documents as set in type, or at the request of the Company, a diskette in a form suitable to be sent to a financial printer), and such other assistance as is reasonably necessary to have the then current Fund Documents printed for distribution; the reasonable costs of providing the electronic documentation and of such printing to be borne by Series and CRMC.

(c)	Series (and/or CRMC) shall reimburse the Company for the costs of mailing the Fund Documents to Contract Owners.

4.

Portfolio Expense and Performance Data. Series shall provide such data regarding each Portfolio’s expense ratios and investment performance as the Company shall reasonably request, to facilitate the registration and sale of the Contracts. Without limiting the generality of the forgoing, Series shall provide the following Portfolio expense and performance data on a timely basis to facilitate the Company’s preparation of its annually updated registration statement for the Contracts (and as otherwise reasonably requested by the Company), as soon as reasonably practicable, but in no event later than 75 calendar days after the close of each Portfolio’s fiscal year:

(a)

The gross “Annual Portfolio Company Expenses” for each Portfolio calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 16 to Item 4 of Form N-4, and (ii) Instruction 4(a) to Item 4 of Form N-6);

(b)

The net “Annual Portfolio Company Expenses” (aka “Total Annual Fund Operating Expenses”) for each Portfolio calculated in accordance with Item 3 of Form N-1A, that include any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 17 to Item 4 of Form N-4, (ii) Instruction 4 to Item 17 of Form N-4, (iii) Instruction 4(b) to Item 4 of Form N-6, and (iv) Instruction 4 to Item 18 of Form N-6), and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by the Portfolio (or Fund); and

(c)

The “Average Annual Total Returns” for each Portfolio (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5, and 10 year periods, and in accordance with (i) Instruction 7 to Item 17 of Form N-4, and (ii) Instruction 7 to Item 18 of Form N-6).

5.	Construction of this Amendment; Fund Participation Agreement.

(a)

This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30-3 under the 1940 Act and Rule 498A (including paragraph (j) thereof) and any interpretations of such rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b)

To the extent the terms of this Amendment conflict with the terms of the Fund Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Fund Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights, and obligations of the Parties under and pursuant to this Amendment.

6.	[RESERVED]

7.	[RESERVED]

8.

Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

TRANSAMERICA LIFE INSURANCE COMPANY

By: /s/ Liza Tyler
Name: Liza Tyler
Title: Vice President

AMERICAN FUNDS INSURANCE SERIES

By: /s/ Maria Manotok
Name: Maria Manotok
Title: Principal Executive Officer

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By: /s/ Maria Manotok
Name: Maria Manotok
Title: Senior Vice President & Senior Counsel